June 2011 Preliminary Terms No. 809 Registration Statement No. 333-156423 Dated May 25, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
OPPORTUNITIES IN CURRENCIES
PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Chilean peso + Korean won + Philippine Peso
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of positive performance of the underlying asset.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor in the PLUS will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based on the performance of an equally-weighted basket of three currencies relative to the U.S. dollar, subject to the maximum payment at maturity.  There is no minimum payment at maturity on the PLUS and, accordingly, investors can lose up to 100% of their initial investment.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011 (3 business days after the pricing date)
Maturity date:	December 28, 2012
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting
	Chilean peso (“CLP”)	33.3333%
	Korean won (“KRW”)	33.3333%
	Philippine peso (“PHP”)	33.3333%
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies has strengthened relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or weakened relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000 and could be $0.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Key Terms—Reference source” on page 8.

Valuation date:	December 21, 2012, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	617482SA3 / US617482SA30
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$	$	$
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 10 for further details.

(2)  Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS due December 28, 2012 Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar (the “PLUS”) provide investors with an opportunity to gain leveraged upside exposure to the performance of an equally-weighted basket of three emerging markets currencies (the “basket”) relative to the U.S. dollar.

If, at maturity, the basket performance is positive, which means the basket as a whole has strengthened relative to the U.S. dollar, the investment will return the stated principal amount plus 200% of the percentage appreciation of the basket, subject to a maximum payment at maturity of $1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount) (e.g. a 5% appreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $100 per PLUS at maturity).  If the basket performance is zero or negative, which means the basket has remained unchanged or has weakened, the payment at maturity per PLUS will be an amount equal to or less than the $1,000 principal amount by an amount proportionate to the percentage depreciation of the basket.  The PLUS are exposed on a 1:1 basis to any weakening of the basket relative to the U.S. dollar.  The PLUS do not pay interest, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.

Maturity:	18 months
Leverage factor:	200%
Payment at maturity:
(i)    If the basket performance is positive, which means the basket of currencies has strengthened relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

(ii)   If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or weakened relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Basket Performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:
[1 – (final exchange rate / initial exchange rate)] x weighting
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Maximum payment at maturity:	$1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount), to be determined on the pricing date.
Minimum payment at maturity:	None
Interest:	None

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PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is an equally-weighted basket of three emerging markets currencies.

Basket Information as of May 20, 2011
Basket Currency	Weighting	Quotation Convention
Chilean peso (“CLP”)	33.3333%	# CLP / USD
Korean won (“KRW”)	33.3333%	# KRW / USD
Philippine peso (“PHP”)	33.3333%	# PHP / USD

Historical Basket Performance January 1, 2006 to May 20, 2011

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2006 through May 20, 2011 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the leverage factor or the maximum payment at maturity on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of the future performance.

June 2011	Page 3

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 38.808 reflects a strengthening of the PHP, relative to the USD, as compared to the hypothetical exchange rate of 43.12.

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 64.68 reflects a weakening of the PHP relative to the USD, as compared to a hypothetical exchange rate of 43.12.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the PLUS effectively limits the contribution of each basket currency to 100% but does not limit the downside.

➢ In the example below, the Philippine peso strengthens from the initial exchange rate of 43.12 to the final exchange rate of 38.808, resulting in the currency performance of 1 – (38.808 / 43.12) = 10%.

Initial Exchange Rate (# PHP / 1 USD)	Final Exchange Rate (# PHP / 1 USD)
43.12	38.808

➢ In the example below, the Philippine peso weakens from the initial exchange rate of 43.12 to the final exchange rate of 64.68, resulting in the currency performance of 1 – (64.68 / 43.12) = –50%.

Initial Exchange Rate (# PHP / 1 USD)	Final Exchange Rate (# PHP / 1 USD)
43.12	64.68

➢ In the example below, the Philippine peso strengthens to the fullest extent possible from the initial exchange rate of 43.12 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 43.12) = approximately 99.99%.

Initial Exchange Rate (# PHP / 1 USD)	Final Exchange Rate (# PHP / 1 USD)
43.12	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

➢ In the example below, the Philippine peso is seriously devalued and weakens from the initial exchange rate of 43.12 to the final exchange rate of 258.72, resulting in the currency performance of 1 – (258.72 / 43.12) = –500%.
Initial Exchange Rate (# PHP / 1 USD)	Final Exchange Rate (# PHP / 1 USD)
43.12	258.72

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if two of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the third basket currency so that you could lose your entire initial investment in the PLUS.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

June 2011	Page 4

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the PLUS to gain exposure to the basket currencies.

This 18-month investment offers 200% leveraged upside, subject to a maximum payment at maturity of $1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to enhance returns by 200% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket of currencies.

Leveraged Performance	■	2x upside participation (200%) in any appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity of $1,300 to $1,400 per PLUS.
	■	The PLUS offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket within a certain range of basket performance.
Access	■	Exposure to an equally-weighted basket of three emerging markets currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.
Best Case Scenario	■
The basket strengthens relative to the U.S. dollar and, at maturity, the PLUS redeem for a maximum payment at maturity of $1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	■
The basket weakens relative to the U.S. dollar and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.  For example, if the basket performance is –30%, you will receive $700 per PLUS at maturity.  Due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 15)

▪	PLUS do not pay interest or guarantee any return of your principal.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The PLUS are subject to currency exchange risk.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the PLUS will be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing directly in the basket currencies.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.

▪	Even though currencies trade around the clock, the PLUS will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.

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PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

June 2011	Page 6

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 24, 2011	June 29, 2011 (3 business days after the pricing date)	December 28, 2012

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting
	Chilean peso (“CLP”)	33.3333%
	Korean won (“KRW”)	33.3333%
	Philippine peso (“PHP”)	33.3333%
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies has strengthened relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or has weakened relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000 and could be $0.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive an amount at maturity that is less than the $1,000 stated principal amount of the PLUS.  There is no minimum payment at maturity.
Please see “Hypothetical Payouts on the PLUS at Maturity” beginning on page 12 for full examples of how to calculate the basket performance at maturity.

Leverage factor:	200%
Maximum payment at maturity:	$1,300 to $1,400 per PLUS (130% to 140% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Risk factors:	Please see “Risk Factors” beginning on page 15.

June 2011	Page 7

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.  See “General Terms of the PLUS—exchange rate” in the accompanying prospectus supplement for Currency-Linked PLUS.

Reference source:
KRW:    Reuters “KFTC18”
CLP:      www.bcentral.cl for the rate reported by the Banco Central de Chile as the "Dólar Observado" rate (CLP10); if this rate is not available, www.emta.org for the EMTA CLP Indicative Survey Rate (CLP11) at 11:00 a.m., Santiago time.
PHP:      Reuters “PDSPESO”

Valuation date:	December 21, 2012, subject to adjustment for certain non-currency business days.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482SA3
ISIN:	US617482SA30
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although, under current law, the issuer intends to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

■ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

■      upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Because the payment on the PLUS is linked to a basket of foreign currencies, it is likely that the PLUS will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the PLUS.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the PLUS  is distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the PLUS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

June 2011	Page 8

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of PLUS and the related lending transactions, provided that neither the issuer of the PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar

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PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$1,000.00	$20.00	<$1MM
$996.25	$16.25	≥$1MM and <$3MM
$994.375	$14.375	≥$3MM and <$5MM
$992.50	$12.50	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance. The diagram is based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$1,350 per PLUS (135% of the stated principal amount)

PLUS Payoff Diagram

How it works

¡
If the basket performance is positive, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a basket performance of 17.50%.  Based on the terms of the PLUS:

–	If the basket performance is 1%, investors would receive a 2% return, or $1,020 per PLUS.

–	If the basket performance is 20%, investors would receive only the hypothetical maximum payment at maturity of 135% of the stated principal amount, or $1,350 per PLUS.

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If the basket performance is less than or equal to zero, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% depreciation of the basket relative to the U.S. dollar.

–	If the basket performance is –30%, investors would lose 30% of their principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

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Hypothetical Payouts on the PLUS at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
KRW	33.3333%	1,080.00	1,036.80	4%
CLP	33.3333%	466.60	447.936	4%
PHP	33.3333%	43.12	41.3952	4%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final KRW exchange rate / Initial KRW exchange rate)]  x  33.3333%, plus

[1 – (Final CLP exchange rate / Initial CLP exchange rate)]  x  33.3333%, plus

[1 – (Final PHP exchange rate / Initial PHP exchange rate)]  x  33.3333%

So, using the hypothetical exchange rates above:

[1 – (1,036.80 / 1,080.00)] x 33.3333% = 1.3333%, plus
[1 – (447.936 / 466.60)] x 33.3333% = 1.3333%, plus
[1 – (41.3952 / 43.12)] x 33.3333% = 1.3333%

Basket performance	=	4%

Payment at maturity	=	$1,000 + leveraged upside payment

	=	$1,000 + ($1,000 x basket performance x leverage factor)

	=	$1,000 + ($1,000 x 4% x 200%)

	=	$1,080

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per PLUS will be $1,080, or the stated principal amount of $1,000 plus the leveraged upside payment of $80.

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Example 2:  The basket performance is negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
KRW	33.3333%	1,080.00	0.0108	99.999%
CLP	33.3333%	466.60	0.0046	99.999%
PHP	33.3333%	43.12	172.48	–300.000%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.0108 / 1,080.00)] x 33.3333% = 33.3333%, plus
[1 – (0.0046 / 466.60)] x 33.3333% = 33.3333%, plus
[1 – (172.48 / 43.12)] x 33.3333% = –100.0%

Basket performance	=	–33.3333%

Payment at maturity	=	$1,000 x (1 + basket performance)

	=	$1,000 x [1 + (–33.3333%)]

	=	$666.667

Because the basket performance is less than zero, the payment at maturity will equal (i) $1,000 times (ii) 1 plus the basket performance, or $666.667 per PLUS, which is less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though two of the three basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the serious devaluation of the third basket currency more than offsets the appreciation of the other two basket currencies and the investor loses approximately 33.33% of its initial investment.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

subject to a maximum payment at maturity of $1,300 to $1,400 per PLUS, to be determined on the pricing date

Currency performance value  = [1 – (final exchange rate / initial exchange rate)] x weighting

If the basket performance is zero or negative:

$1,000   x   (1  +  basket performance)

The payment at maturity in this scenario will therefore be less than or equal to the stated principal amount.  There is no minimum payment at maturity on the PLUS.

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Risk Factors

The PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the PLUS and the suitability of such PLUS in light of your particular circumstances.  The PLUS are not secured debt and investing in the PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

▪
PLUS do not pay interest or guarantee the return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket of currencies relative to the U.S. dollar.  There is no minimum payment at maturity on the PLUS.

▪
Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by a maximum payment at maturity of $1,300 to $1,400 per PLUS, or 130% to 140% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 130% to 140% of the stated principal amount, the basket performance that is greater than 15% to 20%, depending on the maximum payment at maturity to be determined on the pricing date, will not further increase the return on the PLUS.

▪
The PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the

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negative performance of a basket currency.  Consequently, even if two of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the third basket currency, so that the investor could lose a significant amount or all of its initial investment.  For an explanation of this possibility and how the currency performance is calculated, see “How Does the Currency Performance Formula Work?” on page 4 and “Hypothetical Payouts on the PLUS at Maturity –– Example 2” on page 13.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 21 below and “Basket Overview” on page 3 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance is less than zero, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the PLUS more than any other single factor.  Other factors that may influence the value of the PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based

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▪	on the formula set forth above. The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

▪
Consisting of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The PLUS are linked to the performance of a basket consisting of three emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the PLUS.  For special risks related to each of the basket currencies, please see the following descriptions:

Chilean peso

The Chilean peso has been subject to large devaluations and revaluations in the past and could be subject to significant fluctuations in the future. Prior to 1999, transactions by banks were generally conducted within an exchange rate band set by the Chilean Central Bank, and the Chilean Central Bank intervened in the foreign exchange market in order to maintain the exchange rate within such limits. Since 1999, when the Chilean Central Bank eliminated this band, the Chilean Central Bank has allowed the currency to float against the U.S. dollar and other currencies as part of the Formal Exchange Market discussed below, while retaining the right to intervene in the exchange rate market under certain circumstances. Chile has two currency markets, the Formal Exchange Market and the Informal Exchange Market. The Formal Exchange Market comprises banks and other entities authorized by the Chilean Central Bank. The Informal Exchange Market comprises entities that are not expressly authorized to operate in the Formal Exchange Market, such as most foreign exchange houses and travel agencies that are permitted to operate in the Informal Exchange Market. There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the observed exchange rate. Current Chilean regulations require that the Chilean Central Bank be informed of certain transactions and that these transactions be effected through the Formal Exchange Market. The Chilean Central Bank sets a reference exchange rate for the Formal Exchange Market which is reset daily, taking into account internal and external inflation and variations in parities between the Chilean peso and each of the U.S. dollar, the euro and the Japanese yen. The Formal Exchange Market uses this reference exchange rate as a benchmark for effecting transactions in this market. The observed exchange rate, which is publicly reported by the Chilean Central Bank, is computed by taking the weighted average of the previous business day’s transactions on the Formal Exchange Market. On April 10, 2008, the Chilean Central Bank announced that it would intervene in the Formal Exchange Market by increasing the level of its international reserves by U.S. $8 billion by purchasing approximately $50 million U.S. dollars daily on the local currency exchange. The Chilean Central Bank has stated that it decided to implement this program in order to strengthen the international liquidity of the Chilean economy in the face of uncertainty in the global financial markets. These interventions and any other interventions by the Chilean Central Bank in the foreign exchange market as a response to economic crises, political pressure or otherwise could have a significant adverse effect on the value of the Chilean peso. Factors that could affect the value of the Chilean peso and the likelihood of government intervention or the imposition of certain exchange control restrictions include: the extent of Chile’s foreign currency reserves; inflation rates; copper prices (which influence the profitability of Chile’s copper exports); events in Brazil and Argentina; the balance of payments; the extent of governmental surpluses and deficits; the size of Chile’s debt service burden relative to the economy as a whole, and political constraints to which Chile may be subject.

Korean won

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange

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rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

Philippine peso

The exchange rate between the Philippine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by policies or actions of the central bank of the Philippines, Bankgo Sentral ng Pilipinas (“BSP”), but is also influenced significantly from time to time by political or economic developments in the Philippines or elsewhere and by macroeconomic and speculative actions. The Philippine peso is allowed to float according to market forces, but the BSP has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines in the Philippines peso with respect to other currencies. The BSP may also decide to add liquidity to the market so that demands for foreign currency can be satisfied. Following the Asian financial crisis in 1997, the value of the Philippine peso declined significantly as a result of economic and political factors as well as a continuing inflation differential between the U.S. and the Philippines. The Philippine peso continues to be volatile and sensitive to investor perceptions of political stability. It may also be affected by a Chinese yuan revaluation because the revaluation may impact trade between the Philippines and China and because the Philippines competes with China for foreign direct investment.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
Even though currencies trade around the clock, the PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity, if any.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the PLUS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the

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PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

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exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the PLUS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the PLUS  is distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the PLUS for U.S. Holders, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

June 2011	Page 20

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2006 through May 20, 2011.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2006 through May 20, 2011.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.
CLP (# CLP / USD)	High	Low	Period End
2006
First Quarter	534.950	513.550	526.350
Second Quarter	550.350	511.000	538.850
Third Quarter	546.850	530.750	535.030
Fourth Quarter	537.470	523.650	532.350
2007
First Quarter	548.850	534.450	538.970
Second Quarter	539.870	517.650	527.130
Third Quarter	528.020	511.020	511.020
Fourth Quarter	515.340	494.190	497.950
2008
First Quarter	497.750	429.550	435.240
Second Quarter	527.890	432.800	527.890
Third Quarter	552.110	490.740	552.110
Fourth Quarter	682.750	559.450	638.500
2009
First Quarter	641.140	572.950	583.200
Second Quarter	600.550	528.550	533.650
Third Quarter	558.170	531.650	549.700
Fourth Quarter	556.870	492.650	507.450
2010
First Quarter	544.130	489.000	524.400
Second Quarter	548.150	514.220	546.040
Third Quarter	540.550	483.550	483.550
Fourth Quarter	494.750	467.950	468.000
2011
First Quarter	498.780	465.750	477.450
Second Quarter (through May 20, 2011)	475.850	460.450	466.800

Chilean peso January 1, 2006 through May 20, 2011 (expressed as units of CLP per USD)

June 2011	Page 21

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

KRW (# KRW / USD)	High	Low	Period End
2006
First Quarter	1,007.950	961.600	971.650
Second Quarter	970.800	927.800	948.700
Third Quarter	965.900	942.000	946.250
Fourth Quarter	963.900	913.920	929.700
2007
First Quarter	951.350	926.150	940.800
Second Quarter	937.330	922.450	923.900
Third Quarter	950.500	913.950	915.280
Fourth Quarter	943.650	900.750	935.370
2008
First Quarter	1,029.200	935.750	990.300
Second Quarter	1,049.490	973.750	1,046.050
Third Quarter	1,206.850	1,002.700	1,206.850
Fourth Quarter	1,514.000	1,187.550	1,259.550
2009
First Quarter	1,570.650	1,259.550	1,383.100
Second Quarter	1,379.750	1,233.200	1,273.800
Third Quarter	1,316.500	1,178.050	1,178.050
Fourth Quarter	1,195.900	1,152.930	1,164.000
2010
First Quarter	1,171.880	1,119.950	1,131.300
Second Quarter	1,252.280	1,103.800	1,221.800
Third Quarter	1,228.750	1,140.200	1,140.200
Fourth Quarter	1,159.630	1,107.330	1,126.000
2011
First Quarter	1,135.130	1,096.930	1,096.930
Second Quarter (through May 20, 2011)	1,093.700	1,065.230	1,082.800

Korean won January 1, 2006 through May 20, 2011 (expressed as units of KRW per USD)

June 2011	Page 22

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

PHP (# PHP / USD)	High	Low	Period End
2006
First Quarter	52.8500	51.0150	51.0550
Second Quarter	53.5200	50.9700	53.1350
Third Quarter	52.9800	50.0900	50.1900
Fourth Quarter	50.1480	49.0300	49.0300
2007
First Quarter	49.1350	48.0600	48.2800
Second Quarter	48.3450	45.5900	46.2450
Third Quarter	47.1250	44.7780	45.0630
Fourth Quarter	45.1130	41.2150	41.2500
2008
First Quarter	41.8390	40.2700	41.7430
Second Quarter	44.9550	41.4700	44.9550
Third Quarter	47.1600	43.7850	47.0480
Fourth Quarter	49.9420	46.7430	47.5200
2009
First Quarter	49.0300	46.4450	48.3290
Second Quarter	48.9950	46.9700	48.1400
Third Quarter	48.9000	47.2920	47.3370
Fourth Quarter	47.7470	46.0000	46.1600
2010
First Quarter	46.6900	45.1700	45.1700
Second Quarter	47.1270	44.2300	46.3550
Third Quarter	46.5550	43.8500	43.8500
Fourth Quarter	44.4510	42.4900	43.8000
2011
First Quarter	44.5900	43.2710	43.3580
Second Quarter (through May 20, 2011)	43.4000	42.6160	43.1250

Philippine peso January 1, 2006 through May 20, 2011 (expressed as units of PHP per USD)

June 2011	Page 23